Exhibit 99.2


                                VOTING AGREEMENT
                                ----------------

         VOTING AGREEMENT (this "Agreement") dated as of December 8, 2005, is by and among WS MIDWAY HOLDINGS, INC., a Delaware corporation ("Holdings"), and each of the shareholders of Dave & Buster's, Inc., a Missouri corporation, listed on the signature page hereof as a shareholder (each, a "Shareholder" and, collectively, the "Shareholders"). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Holdings, WS Midway Acquisition Sub, Inc., a Missouri corporation ("Merger Sub"), and the Company.

                                    RECITALS

         A. Each Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares").

         B. Concurrently with the execution and delivery of this Agreement, Holdings, Merger Sub and the Company are entering into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the "Merger") upon the terms and subject to the conditions set forth therein.

         C. As a condition to entering into the Merger Agreement, Holdings has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce Holdings to enter into the Merger Agreement.

         D. The Board of Directors of the Company has taken all actions necessary and within its authority such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 351.407 and 351.459 of the General and Business Corporation Law of the State of Missouri) or restrictive provision of any applicable provision in the Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or comparable charter documents and by-laws of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Holdings, Merger Sub, Common Stock, the Merger or any other transaction contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Representations and Warranties of Each Shareholder.

         Each Shareholder, severally and not jointly, represents and warrants to Holdings as follows:

                   (a) Authority. Such Shareholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                   (b) No Conflicts. (i) No filing by such Shareholder with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such shareholder is a party or by which such shareholder or any of its Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent such Shareholder from performing its obligations under this Agreement.

                   (c) The Subject Shares. Schedule A sets forth, opposite such Shareholder's name, the number of Subject Shares over which such Shareholder has record or beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the record or beneficial owner of the Subject Shares denoted as being owned by such Shareholder on Schedule A and has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, neither such Shareholder nor any controlled affiliate of such Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Such Shareholder has good and valid title to the Subject Shares denoted as being owned by such Shareholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) as disclosed on Schedule A, or (iii) as would not prevent such Shareholder from performing its obligations under this Agreement.

                   (d) Reliance By Holdings. Such Shareholder understands and acknowledges that Holdings is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

                   (e) Litigation. As of the date hereof, there is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

         2. Representations and Warranties of Holdings.

         Holdings hereby represents and warrants to the Shareholders as follows:

                   (a) Due Organization, etc. Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Holdings and constitutes a valid and binding obligation of Holdings enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                  (b) Conflicts. (i) No filing by Holdings with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby and
(ii) none of the execution and delivery of this Agreement by Holdings, the consummation by Holdings of the transactions contemplated hereby or compliance by Holdings with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Holdings, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Holdings is a party or by which Holdings or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent Holdings from performing its obligations under this Agreement.

                  (c) Reliance by the Shareholders. Holdings understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Holdings.

         3. Covenants of Each Shareholder.

         Until the termination of this Agreement in accordance with Section 5, each Shareholder, in its capacity as such, agrees as follows:

                  (a) At the Company Shareholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances occurring prior to the Company Shareholders Meeting upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) held by such Shareholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Holdings, against any Acquisition Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

                  (b) Each Shareholder agrees not to, directly or indirectly,
(i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any person, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Shareholders Meeting if and to the extent such proxy is consistent with the Shareholder's obligations under
Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement. Such Shareholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

                  (c) Such Shareholder shall not, nor shall such Shareholder permit any controlled affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled affiliate to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal or to cause shareholders of the Company not to vote to approve and adopt the Merger Agreement. Such Shareholder shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Shareholder not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than Holdings, relating to any Acquisition Proposal. Each Shareholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than Holdings and Merger Sub with respect to any Acquisition Proposal.

         4. Shareholder Capacity.

         Notwithstanding any provision herein to the contrary, no Person executing this Agreement who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Shareholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

         5. Termination.

         This Agreement shall terminate upon the earliest of (A) the approval and adoption of the Merger Agreement, (B) the termination of the Merger Agreement pursuant to Sections 7.1(a) or 7.1(b), (C) the termination of the Merger Agreement pursuant to Sections 7.1(d), 7.1(e), or 7.1(f)(i) provided that at no time after the date of the Merger Agreement and at or before the date of such termination shall a proposal with respect to an Acquisition Proposal have been publicly announced or disclosed (whether or not conditional) or disclosed to the Board of Directors of the Company or any committee thereof, and (D) twelve months after the termination of the Merger Agreement pursuant to
(i) Sections 7.1(d), 7.1(e) or 7.1(f)(i) if after the date of the Merger Agreement and at or before the date of such termination a proposal with respect to an Acquisition Proposal shall have been publicly announced or disclosed (whether or not conditional) or disclosed to the Board of Directors of the Company or any committee thereof or (ii) Sections 7.1(c), 7.1(f)(ii), 7.1(g) or 7.1(h).

         6. Appraisal Rights.

         To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

         7. Publication.

         Each Shareholder hereby authorizes Holdings and the Company to publish and disclose in the Proxy Statement/Prospectus and the Registration Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

         8. Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri applicable to contracts executed in and to be performed entirely within that State.

         9. Waiver of Jury Trial.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

         10. Specific Performance.

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or in Missouri state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         11. Amendment, Waivers, Etc.

         This Agreement may be amended by Holdings and the Shareholders at any time before or after adoption of the Merger Agreement by the shareholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Holdings and the Shareholders. At any time prior to the Effective Time, Holdings and the Shareholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Holdings or the Shareholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Holdings or the Shareholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         12. Assignment; No Third Party Beneficiaries.

         Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties, except that Holdings may assign its rights hereunder to a controlled affiliate of Wellspring. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Holdings, Wellspring and the Shareholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

         13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

               if to Holdings, to:

               c/o Wellspring Capital Management LLC
               Lever House
               390 Park Avenue
               New York, New York 10022-4608
               Attention:   Greg S. Feldman, Managing Partner
               Telephone:   (212) 318-9898
               Facsimile:   (212) 318-9810

         If to any Shareholder, at the address set forth under such Shareholder's name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

         14. Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

         15. Integration.

         This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

         16. Mutual Drafting.

         Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         17. Section Headings.

         The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         18. Counterparts.

         This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and due some agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                                              WS MIDWAY HOLDINGS, INC.


                                              By: /s/ Greg S. Feldman
                                                 ------------------------------
                                                 Name:  Greg S. Feldman
                                                 Title: President

                                              SHAREHOLDERS:
                                              -------------

                                              /s/ David O. Corriveau
                                              ---------------------------------
                                              David O. Corriveau

                                              /s/ James W. Corley
                                              ---------------------------------
                                              James W. Corley

                                              /s/ William C. Hammett, Jr.
                                              ---------------------------------
                                              William C. Hammett, Jr.

                                              /s/ Sterling R. Smith
                                              ---------------------------------
                                              Sterling R. Smith

                                                                     Schedule A
                                                                     ----------

                                  SHAREHOLDERS
                                  ------------


          Shareholder                    Common Stock          Shares Pledged
          -----------                    ------------          --------------


David O. Corriveau                            472,085                372,085
   2481 Manana Drive
   Dallas, TX 75220

James W. Corley                               537,717                   0
   2481 Manana Drive
   Dallas, TX 75220

William C. Hammett, Jr.                        50,500                   0
   2481 Manana Drive
   Dallas, TX 75220

Sterling R. Smith                              35,000                   0
   2481 Manana Drive
   Dallas, TX 75220                         ____________           ____________

Total                                        1,095,302               372,085